Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 26, 2010 (the “Effective Date”), is made by and between Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Employer”) and James J. O’Connor (“Executive”).
RECITALS
     WHEREAS, Executive is currently employed by the Employer as its Chief Financial Officer and desires to continue such employment on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Employer desires to continue Executive’s employment with the Employer as its Chief Financial Officer on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows.
AGREEMENTS
1. Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated in accordance with Section 1(c) hereof (the “Employment Period”).
     (a) Position and Duties.
     (i) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Employer and shall have the normal duties, responsibilities and authority implied by such position and such other duties and responsibilities as are assigned by the Chief Executive Officer and/or his or her designee.
     (ii) During the Employment Period, Executive shall report to the Chief Executive Officer and/or his or her designee, and Executive shall devote Executive’s best efforts and Executive’s full business time and attention to the business and affairs of the Employer and its Affiliates. Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of Executive’s duties under this Agreement (which shall include the preceding sentence), (b) is contrary to the interests of the Employer or any of its Affiliates or (c) requires any portion of Executive’s business time; provided, however, that, to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement (which shall include the preceding sentence), Executive, with the Board’s prior written approval (which approval may be withheld in the sole discretion of the

Board), may serve on the board or committee of any charitable, religious, or educational institution.
     (b) Salary, Bonus, Benefits and Expenses.
     (i) Salary. During the Employment Period, the Employer will pay Executive a base salary of $206,000 per annum (the “Base Salary”). The Board may review the Base Salary of Executive and may adjust the Base Salary by such amount as the Board, in its sole discretion, shall deem appropriate. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted.
     (ii) Annual Bonus. During the Employment Period, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) based upon the achievement of corporate and/or individual performance goals established by the Board in its sole and absolute discretion. Any Annual Bonus earned by Executive shall be paid to Executive no later than March 15th of the year following the year to which such Annual Bonus relates; provided, that no Annual Bonus will be paid to Executive unless Executive has been continuously employed by the Employer through the end of the fiscal year for which the Annual Bonus was earned.
     (iii) Benefits. During the Employment Period, Executive shall be eligible to participate in and be covered on the same basis as other senior management of the Employer under all employee benefit plans and programs of the Employer (subject to the terms and conditions of the applicable plan or program) and be entitled to receive four (4) weeks of paid vacation per calendar year (pro-rated for any partial calendar year worked).
     (iv) Expenses. Employer shall pay or reimburse Executive for reasonable and necessary expenses directly incurred by Executive in the course of Executive’s employment by Employer in accordance with Employer’s standard policies and practices as in effect from time to time. All reimbursements under this Section 1(b)(iv) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.
     (c) Separation. The Employment Period will terminate immediately upon Executive’s death. In addition, the Employer may, at any time, terminate the Employment Period with or without Cause, or due to Executive’s Disability, in each case, upon written notice to Executive of such termination, and Executive may terminate the Employment Period without Good Reason upon thirty (30) days advance written notice to the Employer. Executive may terminate the Employment Period for Good Reason; provided, that, Good Reason shall not be deemed to exist unless Executive notifies the Employer within fifteen (15) days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason, the Employer does not cure such act or failure to act within thirty (30) days after receipt of such notice, and Executive actually has a Separation within thirty (30) days after the expiration of the Employer’s thirty (30) day cure period. Effective immediately upon any

Separation, Executive shall resign, and shall be deemed to have resigned, from all other officer, employee and director positions held by Executive with the Employer or any of its Affiliates.
     (d) Severance.
     (i) Termination Without Cause or For Good Reason. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period by the Employer without Cause or by Executive for Good Reason, the Employer shall provide Executive with the following payments and benefits:
(1)	contingent upon the effectiveness of a general release of claims in form and substance satisfactory to the Employer which is executed within forty-five (45) days of the date of such Separation, Base Salary continuation during the period commencing on the sixtieth (60th) date following such Separation and ending on the date that is two (2) years thereafter;

(2)	any accrued but unpaid Base Salary; and

(3)	any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to Separation, such benefits to be provided in accordance with the terms of the applicable employee benefit plan; provided that in no event shall Executive be entitled to receive any payment for accrued but unused vacation time.
Notwithstanding the foregoing, if Executive breaches any of the provisions of Section 2, Section 3 or Section 4 hereof, any and all remaining Base Salary continuation payments payable pursuant to Section 1(d)(i)(1) shall be immediately forfeited.
Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and a payment or benefit provided for in this Section 1(d) would be subject to additional tax under Code Section 409A if the payment or benefit is paid within six months of Executive’s Separation, then such payment or benefit required under this Agreement shall not be paid (or commence) until the first day which is six (6) months after Executive’s Separation. In such case, any payments that would otherwise have been made during such period shall be made to Executive in a lump sum (without interest) as soon as administratively feasible subsequent to the date that is six (6) months after Executive’s Separation.
     (ii) Other Terminations. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period due to Executive’s death or Disability, by the Employer for Cause or by Executive without Good Reason, the sole obligation of the Employer and its Affiliates to Executive shall be to pay to Executive (or his estate or beneficiaries, as the case may be) (x) any accrued but unpaid Base Salary and (y) any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to Separation, such benefits to be provided in accordance with the terms of the applicable employee benefit plan.
2. Confidential Information.
     (a) Obligation to Maintain Confidentiality. Executive shall not, during or after the Employment Period, without the prior express written consent of the Board, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any Person (other than when required to do so in good faith to perform Executive’s duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, Executive will provide the Board with prompt written notice so that the Board may seek (with Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Board in the Board’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. Executive shall also proffer to the Employer, no later than the date of Separation for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time.
     (b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Employer’s or any Affiliate of the Employer’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Employer (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Employer or any Affiliate of the Employer designated by the Employer, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employer or such Affiliate of the Employer. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Employer or such Affiliate of the Employer shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Employer or such Affiliate of the Employer all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the ownership of the Employer or such Affiliate of the Employer (including, without limitation, assignments, consents, powers of attorney and other instruments).
     (c) Third Party Information. Executive understands that the Employer and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Employer’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Employer or its Affiliates who need to know such information in connection with their work for the Employer or any of its Affiliates) or use, except in connection with his work for the Employer or any of its Affiliates, Third Party Information unless expressly authorized by the Board in writing.
3. Non-Disparagement. Except as required by applicable law, rule or regulation or any recognized subpoena power, Executive agrees that, during and after the Employment Period, he shall not at any time make any statement or representation, written or oral, which Executive knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Employer and/or any of its Affiliates, and/or any of their respective partners, directors, employees or officers. In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, Executive will provide the Board with prompt written notice so that the Board may seek (with Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will only make such statements or representations which he is advised by counsel are legally required, and will cooperate with the Board in the Board’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations.
4. Non-Competition and Non-Solicitation. Executive acknowledges that in the course of Executive’s employment with the Employer, Executive has or will become familiar with the Employer’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Employer and/or its Affiliates and that Executive’s services have been and will be of special, unique and extraordinary value to the Employer and its Affiliates. In consideration of the foregoing and for other good and valuable consideration and as a material inducement to the Employer to enter into this Agreement, Executive agrees that:
     (a) Non-Competition. Executive shall not, while Executive is employed by the Employer and for two (2) years after the date of any Separation (the “Restricted Period”), directly or indirectly, engage, without the prior express written consent of the Board, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service or Person, if such business, activity, service or Person competes with the Business or could reasonably be assumed to subsequently provide products or services which would compete with the Business. In addition, Executive shall not, during the Restricted Period, assist, help or otherwise support, without the prior express written consent of the Employer, any Person, business or other activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity competes (or is reasonably likely to compete (as determined by the Board in its sole discretion)) with the Business. Notwithstanding the foregoing, Executive shall not be prohibited during the Restricted Period from being a passive investor where Executive owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.
     (b) Non-Solicitation. Executive shall not during the Restricted Period, (a) take any action to solicit or divert any business or clients or customers away from the Employer or any of its Affiliates, (b) induce customers, clients, business partners, suppliers, agents, lessors, licensors, licensees, or other Persons under contract or otherwise associated or doing business with the Employer or any of its Affiliates to terminate, reduce or alter any such association or business with or from the Employer or such Affiliate or (c) contact, solicit, approach or hire any person employed by the Employer or any of its Affiliates or who was an employee of the Employer or any of its Affiliates during the one (1) year period prior to such contact, solicitation, approach or hiring.
     (c) Injunctive Relief. The provisions of Section 2, Section 3 and Section 4 hereof are material inducements to the Employer entering into and performing this Agreement. Executive acknowledges and agrees that the Employer will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of Section 2, Section 3 or Section 4 of this Agreement. Executive agrees that the Employer shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Section 2, Section 3 and/or Section 4 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Employer may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Section 2, Section 3 and/or Section 4 of this Agreement, raise the defense that the Employer has an adequate remedy at law.
     (d) Special Severability. The terms and provisions of Section 2, Section 3 and Section 4 of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Executive’s future employment imposed by such Sections be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Section 2, Section 3 and/or Section 4 of this Agreement unreasonable in duration or geographic scope or otherwise, Executive and the Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

     (e) Extension of Restricted Period. If Executive breaches any of the covenants contained in Section 4(a) or Section 4(b), then the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such restrictive covenant.
     (f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 4 are in consideration of employment with the Employer and additional good and valuable consideration. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2, Section 3 and Section 4 hereof do not preclude Executive from earning a living, nor do they unreasonably impose limitations on Executive’s ability to earn a living.
5. Definitions.
     “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.
     “Board” means the Employer’s board of directors.
     “Business” means operating casual Italian restaurants within North America.
     “Cause” means (i) Executive’s fraud or material dishonesty in connection with the performance of his duties for the Employer, (ii) the failure by Executive (other than by reason of Disability) to substantially perform the duties of his position, as directed by the Chief Executive Officer and/or his or her designee, which failure is not cured, if reasonably susceptible of cure, within 10 business days after delivery of written notice thereof to Executive, or (iii) Executive’s conviction of a felony, or plea of guilty or nolo contendere to, a charge of commission of a felony, or (iv) commission of any act, or violation of any law, that in the good faith judgment of the Board could reasonably be expected to bring material disrepute to the Employer or adversely affect Executive’s ability to perform his duties for the Employer.
     “Confidential Information” means all information respecting the business and activities of the Employer or any Affiliate of the Employer, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Employer or any Affiliate of the Employer. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of this Agreement).
     “Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties, with or without reasonable accommodation, for a period of 180 consecutive calendar days, as determined by the Board in good faith.
     “Good Reason” means, without the consent of Executive, (i) a material diminution in Executive’s Base Salary, (ii) a material diminution in Executive’s authority, duties, or responsibilities, (iii) a material change in the geographic location at which Executive must perform the services, or (iv) any other action or inaction that constitutes a material breach by the Employer of this Agreement.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
     “Separation” means the cessation of employment of Executive with the Employer or any successor thereto for any reason.
6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated and shall be effective upon receipt:

To the Employer:	Bravo Brio Restaurant Gropu, Inc.
777 Goodale Boulevard, Suite 100
Columbus, OH 43212
Attention: Chief Executive Officer

With a copy to Employer’s
counsel at:	Carmen J. Romano, Esq. Dechert LLP
Cira Center
2929 Arch Street
Philadelphia, PA 19104

To Executive:	at the address listed in the Employer’s personnel records
7. General Provisions.
     (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (b) Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any term sheets addressing potential provisions of this Agreement.
     (c) No Strict Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     (d) Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.
     (e) Successors and Assigns. This Agreement may be assigned by the Employer to one of its Affiliates or to any successor to the Employer, but shall not be assignable by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Employer and their respective successors and assigns.
     (f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, applied without reference to principles of conflict of laws.
     (g) Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this Section 7(g)), or its subject matter shall be settled by binding arbitration before a single arbitrator in Columbus, OH, pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and unappealable, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Except as may otherwise be determined by the arbitrator or required by law, all costs of arbitration shall be equally split by the parties (except that the parties will share equally in any filing fees associated with the arbitration). Notwithstanding anything to the contrary, the Employer may at any time seek injunctions or other forms of equitable relief from any court of competent jurisdiction.
     (h) Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Employer and its Affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Employer (including, without limitation, Executive being available to the Employer upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at the Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Employer all pertinent information and turning over to the Employer all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Employer requires Executive’s cooperation in accordance with this Section after Executive’s Separation, the Employer shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).
     (i) Representations. Executive represents and warrants to the Employer that (i) his execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or by which he is otherwise bound, and (ii) he is not currently subject to any covenants against competition or similar covenants or any court order that could preclude or otherwise affect the performance of his duties and obligations hereunder.
     (j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employer and Executive.
     (k) Withholding. All payments and benefits due to Executive under this Agreement or otherwise shall be subject to withholding on account of federal, state and local taxes, as determined by the Employer. Executive will be solely responsible for such federal, state and local taxes resulting from any taxable income paid to him hereunder or otherwise by the Employer and/or any Affiliate, including without limitation any taxes imposed under Section 409A of the Code or Section 4999 of the Code.
     (l) Survival. This Agreement (except for the provisions of Sections 1(a) and (b)) shall survive a Separation and shall remain in full force and effect after such Separation.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BRAVO BRIO RESTAURANT GROUP, INC.
By:	/s/ Saed Mohseni
	Name:	Saed Mohseni
	Title:	President and Chief Executive Officer

EXECUTIVE: /s/ James J. O’Connor James J. O’Connor